UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
AMENDMENT NO. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - FEBRUARY 4, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1075 Meyerside Dr., Unit 7
Mississauga, Ontario Canada L5T 1M3
(Address of principal executive offices)

(905) 564-6500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On May 28, 2007, Mr. John G. Simmonds, Chief Executive Officer and Chairman of the Board of Wireless Age Communications, Inc. (the “Company”), entered into an Employment Agreement with the Company (the “Employment Agreement”).

Item 5.02 below sets forth a description of the material aspects of the Employment Agreement, which disclosures are incorporated herein by reference thereto.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2007, the Company filed a Current Report on Form 8-K (the “Report”) in connection with Mr. Simmonds appointment as the Company’s Chief Executive Officer. The Report disclosed that the Company and Mr. Simmonds did not yet have a compensation agreement. On May 28, 2007, the Company and Mr. Simmonds entered into the Employment Agreement.

Mr. Simmonds previously served as Chief Executive Officer of the Company from March 2003 to September 2005 and as Chairman of the Board from March 2003 to April 2006. Mr. Simmonds was reappointed Chief Executive Officer on February 4, 2007 and as Chairman of the Board on February 19, 2007.

The initial term of the Employment Agreement is February 1, 2007 to March 31, 2008 and may be terminated by the Company on 30 days written notice. Under the terms of the Employment Agreement, Mr. Simmonds will receive annual compensation of CAD$200,000 (approximately US$184,000) beginning February 1, 2007. Mr. Simmonds is also to receive an annual bonus based on a yet to be determined annual criteria. Mr. Simmonds’ Employment Agreement contains other customary terms and conditions commensurate with the position, including a car allowance, repayment out of pocket expenses and reimbursement for personal office rent and utilities.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.42	Employment Agreement between Wireless Age Communications, Inc. and John G. Simmonds, dated May 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: June 1, 2007	By:	/s/ Gary N. Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer